Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Barbara Brungess
610-727-7199
bbrungess@amerisourcebergen.com
AmerisourceBergen Reports $0.66 in Diluted EPS
for the June Quarter, Up 16%
Company Increases Fiscal Year 2011 EPS Guidance Range to $2.52 to $2.56
VALLEY FORGE, PA, July 28, 2011 — AmerisourceBergen Corporation (NYSE:ABC) today reported that in its fiscal year third quarter ended June 30, 2011, diluted earnings per share were $0.66, a 16 percent increase over the prior year quarter, which included a $0.05 benefit from litigation gains. Revenue in the quarter was $20.2 billion, up 3 percent. The Company also increased its expectations for fiscal year 2011 diluted earnings per share to a range of $2.52 to $2.56 from its previous range of $2.41 to $2.49. All the results are presented in accordance with U.S. generally accepted accounting principles (GAAP).
Fiscal Third Quarter Highlights
•	Revenue of $20.2 billion, up 2.9 percent.
•	Diluted earnings per share of $0.66, a 15.8 percent increase.
•	Gross margin of 3.24 percent, up 24 basis points.
•	Operating margin of 1.57 percent, up 13 basis points.
•	Cash Flow from Operations of $231 million.
•	Share repurchases of $145 million.
Fiscal First Nine Months Highlights
•	Revenue of $59.8 billion, up 2.7 percent.
•	Diluted earnings per share of $2.00, a 16.3 percent increase.
•	Gross margin of 3.21 percent, an 18 basis point increase.
•	Operating margin of 1.60 percent, a 13 basis point increase.
•	Cash Flow from Operations of $808 million.
•	Share repurchases of $400 million.

“In our June quarter, AmerisourceBergen once again delivered outstanding performance on top of a 36 percent increase in diluted earnings per share in the same quarter last year,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer. “We had solid results in all of our business units,” said Collis. “That performance, combined with better than expected contributions from specialty generics, drove results ahead of expectations in the quarter. In addition, our disciplined approach to working capital management has further strengthened our balance sheet, and we continue to have tremendous financial flexibility. Our results for the quarter and year-to-date continue to demonstrate the value of our two powerful growth drivers — generics and specialty pharmaceuticals.”
Results Highlights
•	Revenue: Revenue was $20.2 billion in the third quarter of fiscal 2011, a 2.9 percent increase over the same quarter in the previous fiscal year, driven by a 4 percent increase in AmerisourceBergen Drug Corporation (ABDC) revenue and offset by the expected decline in AmerisourceBergen Specialty Group (ABSG) revenue, which was down 2 percent. The increase in ABDC revenue was driven by alternate site and independent customer growth. The decline in ABSG revenue was primarily due to the previously disclosed September 2010 discontinuation of an $800 million annual revenue contract in its third party logistics business.
•	Gross Profit: Gross profit in the fiscal 2011 third quarter was $653.6 million, an 11.1 percent increase over the year-ago same period, with a larger than expected contribution from specialty generics driving the majority of the increase. Gross profit as a percentage of revenue increased 24 basis points to 3.24 percent over the same period in the previous year. The current and prior year quarters included litigation gains of $1.2 million and $19.1 million, respectively. The LIFO charge in the fiscal 2011 third quarter was $11.4 million, consistent with an $11.3 million charge in the previous year’s third quarter.
•	Operating Expenses: For the third quarter of fiscal 2011, operating expenses were $336.4 million compared with $306.5 million in the prior fiscal year’s third quarter, a 9.8 percent increase. The increase in operating expenses was due to the expected increase in information technology costs, an increase in consulting expenses, an acceleration in pension expenses due to executive retirements, and an increase in incentive compensation expenses. Operating expenses in the fiscal third quarter of 2010 were favorably impacted by $4.4 million due to the reversal of a litigation accrual. In the fiscal third quarter of 2011, operating expenses as a percentage of revenue were 1.67 percent, up 11 basis points from the same period in the previous fiscal year.

•	Operating Income: In the fiscal 2011 third quarter, operating income increased 12.5 percent to $317.2 million, due to the increase in gross profit. Operating income as a percentage of revenue increased 13 basis points to 1.57 percent in the period compared with the previous year’s third quarter.
•	Tax Rate: The effective tax rate for the third quarter of fiscal 2011 was 38.2 percent, compared to 38.1 percent in the previous fiscal year’s third quarter.
•	Earnings Per Share: Diluted earnings per share were up 15.8 percent to $0.66 in the third quarter of fiscal 2011 compared to $0.57 in the previous fiscal year’s third quarter, which included a $0.05 benefit from special items, which were primarily gains from litigation settlements. Excluding these litigation gains, diluted earnings per share were up 26.9 percent.
•	Shares Outstanding: Diluted average shares outstanding for the third quarter of fiscal year 2011 were 279.0 million, down 7.7 million shares from the previous fiscal year’s third quarter due primarily to share repurchases, net of option exercises over the last twelve months.
Fiscal Year 2011 Expectations
“We now expect diluted earnings per share in fiscal year 2011 to be in the range of $2.52 to $2.56,” said Steven H. Collis, AmerisourceBergen President and Chief Executive Officer. “The key assumptions supporting the diluted earnings per share range for fiscal year 2011 are: we continue to expect revenue growth of between 2 percent and 4 percent; we now expect operating margin expansion in the low double digit basis points range; and free cash flow, which includes capital expenditures estimated to be in the $175 million range, is now expected to exceed the high end of the range of $625 million to $700 million. We continue to expect share repurchases to be $598 million, subject to market conditions.”
Conference Call
The Company will host a conference call to discuss its results at 11:00 a.m. Eastern Daylight Time on July 28, 2011. Participating in the conference call will be: Steven H. Collis, President and Chief Executive Officer; and Michael D. DiCandilo, Executive Vice President and Chief Financial Officer.

To access the live conference call via telephone:
Dial in: The dial-in number for the live call will be 210-234-0010. The access code for the call is ABC.
To access the live webcast:
Go to the Investor Relations page at http://www.amerisourcebergen.com.
A replay of the telephone call and webcast will be available from 2:30 p.m. July 28, 2011 until 11:59 p.m. August 4, 2011. The Webcast replay will be available for 30 days.
To access the replay via telephone:

Dial in:	888-568-0124 from within the U.S.
203-369-3459 from outside the U.S.
To access the archived webcast:
Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.
About AmerisourceBergen
AmerisourceBergen is one of the world’s largest pharmaceutical services companies serving the United States, Canada and selected global markets. Servicing both healthcare providers and pharmaceutical manufacturers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to reimbursement and pharmaceutical consulting services. With $80 billion in annualized revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs approximately 10,000 people. AmerisourceBergen is ranked #27 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.
Forward-Looking Statements
Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and change in circumstances. Among the factors that could cause actual results to differ materially from those projected, anticipated or implied are the following: changes in pharmaceutical market growth rates; the loss of one or more key customer or supplier relationships; changes in customer mix; customer delinquencies, defaults or insolvencies; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other dispute with customers or suppliers; federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; qui tam litigation for alleged violations of fraud and abuse laws and regulations and/or any other laws and regulations governing the marketing, sale and purchase of pharmaceutical products or any related litigation, including shareholder derivative lawsuits; changes in federal and state legislation or regulatory action affecting pharmaceutical product pricing or reimbursement policies, including under Medicaid and Medicare; changes in regulatory or clinical medical guidelines and/or labeling for the pharmaceutical products we distribute, including certain anemia products; price inflation in branded pharmaceuticals and price deflation in generics; greater or less than anticipated benefit from launches of the generic versions of previously patented pharmaceutical products; significant breakdown or interruption of our information technology systems; our inability to continue to implement an enterprise resource planning (ERP) system to handle business and financial processes and transactions (including processes and transactions relating to our customers and suppliers) of AmerisourceBergen Drug Corporation operations and our corporate functions as intended without functional problems, unanticipated delays and/or cost overruns; success of integration, restructuring or systems initiatives; interest rate and foreign currency exchange rate fluctuations; economic, business, competitive and/or regulatory developments in Canada, the United Kingdom and elsewhere outside of the United States, including changes and/or potential changes in Canadian provincial legislation affecting pharmaceutical product pricing or service fees or regulatory action by provincial authorities in Canada to lower pharmaceutical product pricing and service fees; the impact of divestitures or the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; our inability to successfully complete any other transaction that we may wish to pursue from time to time; changes in tax laws or legislative initiatives that could adversely affect our tax positions and/or our tax liabilities or adverse resolution of challenges to our tax positions; increased costs of maintaining, or reductions in our ability to maintain, adequate liquidity and financing sources; volatility and deterioration of the capital and credit markets; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting our business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors) in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act of 1934.
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AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Three		Three
	Months Ended		Months Ended
	June 30,	% of	June 30,	% of	%
	2011	Revenue	2010	Revenue	Change

Revenue	$20,161,022	100.00%	$19,602,120	100.00%	2.9%

Cost of goods sold	19,507,441		19,013,750		2.6%

Gross profit (1)	653,581	3.24%	588,370	3.00%	11.1%

Operating expenses:
Distribution, selling and administrative	308,806	1.53%	289,288	1.48%	6.7%
Depreciation and amortization	27,616	0.14%	21,625	0.11%	27.7%
Facility consolidations, employee severance and other (2)	—	—%	(4,397)	-0.02%

Total operating expenses	336,422	1.67%	306,516	1.56%	9.8%

Operating income	317,159	1.57%	281,854	1.44%	12.5%

Other loss	62	—%	488	—%

Interest expense, net	18,605	0.09%	17,901	0.09%	3.9%

Income before income taxes	298,492	1.48%	263,465	1.34%	13.3%

Income taxes	114,073	0.57%	100,260	0.51%	13.8%

Net income	$184,419	0.91%	$163,205	0.83%	13.0%

Earnings per share:
Basic	$0.67		$0.58		15.5%
Diluted	$0.66		$0.57		15.8%

Weighted average common shares outstanding:
Basic	273,492		281,195
Diluted (3)	279,015		286,693

(1)	Includes a $1.2 million gain and a $19.1 million gain from antitrust litigation settlements in the three months ended June 30, 2011 and 2010, respectively.

(2)	Represents the reversal of a $4.4 million legal accrual in the three months ended June 30, 2010.

(3)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(In thousands, except per share data)
(unaudited)

	Nine		Nine
	Months Ended		Months Ended
	June 30,	% of	June 30,	% of	%
	2011	Revenue	2010	Revenue	Change

Revenue	$59,809,888	100.00%	$58,238,606	100.00%	2.7%

Cost of goods sold	57,888,739		56,474,798		2.5%

Gross profit (1)	1,921,149	3.21%	1,763,808	3.03%	8.9%

Operating expenses:
Distribution, selling and administrative	882,971	1.48%	849,018	1.46%	4.0%
Depreciation and amortization	79,004	0.13%	63,109	0.11%	25.2%
Facility consolidations, employee severance and other (2)	—	—%	(4,482)	-0.01%
Intangible asset impairments	—	—%	700	—%

Total operating expenses	961,975	1.61%	908,345	1.56%	5.9%

Operating income	959,174	1.60%	855,463	1.47%	12.1%

Other (income) loss	(1,747)	—%	1,033	—%

Interest expense, net	56,805	0.09%	54,447	0.09%	4.3%

Income before income taxes	904,116	1.51%	799,983	1.37%	13.0%

Income taxes	344,816	0.58%	304,463	0.52%	13.3%

Net income	$559,300	0.94%	$495,520	0.85%	12.9%

Earnings per share:
Basic	$2.04		$1.75		16.6%
Diluted	$2.00		$1.72		16.3%

Weighted average common shares outstanding:
Basic	274,484		283,390
Diluted (3)	279,837		288,412

(1)	Includes a $1.2 million gain and a $20.7 million gain from antitrust litigation settlements in the nine months ended June 30, 2011 and 2010, respectively.

(2)	Primarily represents the reversal of a $4.4 million legal accrual in the nine months ended June 30, 2010.

(3)	Includes the dilutive effect of stock options, restricted stock, and restricted stock units.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$2,000,453	$1,658,182
Accounts receivable, net	3,907,112	3,827,484
Merchandise inventories	5,157,796	5,210,098
Prepaid expenses and other	55,944	52,586

Total current assets	11,121,305	10,748,350

Property and equipment, net	761,988	711,712
Other long-term assets	2,972,436	2,974,781

Total assets	$14,855,729	$14,434,843

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,893,332	$8,833,285
Current portion of long-term debt	175	422
Other current liabilities	1,114,278	1,072,637

Total current liabilities	10,007,785	9,906,344

Long-term debt, less current portion	1,361,889	1,343,158

Other long-term liabilities	282,975	231,044

Stockholders’ equity	3,203,080	2,954,297

Total liabilities and stockholders’ equity	$14,855,729	$14,434,843

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine	Nine
	Months Ended	Months Ended
	June 30,	June 30,
	2011	2010

Operating Activities:
Net income	$559,300	$495,520
Adjustments to reconcile net income to net cash provided by operating activities	268,163	194,719
Changes in operating assets and liabilities	(19,618)	(130,848)

Net cash provided by operating activities	807,845	559,391

Investing Activities:
Capital expenditures	(127,473)	(132,302)
Other	876	143

Net cash used in investing activities	(126,597)	(132,159)

Financing Activities:
Net borrowings	17,201	179,976
Purchases of common stock	(400,253)	(350,262)
Exercises of stock options	138,130	122,715
Cash dividends on common stock	(86,920)	(68,306)
Debt issuance costs and other	(7,135)	(10,007)

Net cash used in financing activities	(338,977)	(125,884)

Increase in cash and cash equivalents	342,271	301,348

Cash and cash equivalents at beginning of period	1,658,182	1,009,368

Cash and cash equivalents at end of period	$2,000,453	$1,310,716